Exhibit 99.2

Contact:

Eric S. Rosenfeld Chairman of the Board, CEO and President Rhapsody Acquisition Corp. 212-319-7676	David D. Sgro, CFA Chief Financial Officer Rhapsody Acquisition Corp. 212-319-7676

FOR IMMEDIATE RELEASE

RHAPSODY ACQUISITION CORP.

BEGINS TRADING ON OTC BULLETIN BOARD

New York, New York, October 5, 2006 – Rhapsody Acquisition Corp. (OTC Bulletin Board: RPSDU) announced that its registration statement for its initial public offering has been declared effective by the Securities and Exchange Commission. The Company also announced that the underwriters for its initial public offering have exercised their over-allotment option to the full extent. Accordingly, the Company intends to consummate its initial public offering of 5,175,000 units, including the 675,000 units subject to the over-allotment option, on or about October 10, 2006. Each unit will consist of one share of common stock and one warrant, each to purchase one share of common stock at $5.00 per share. The units will be sold at an offering price of $8.00 per unit, generating total gross proceeds of $41,400,000 to the Company. The Company’s units are traded on the OTC Bulletin Board under the symbol RPSDU. EarlyBirdCapital, Inc. is acting as representative of the underwriters for the initial public offering.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Securities are being offered only pursuant to a prospectus. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York, New York 10016.

Rhapsody Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry.

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